CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 6, 2004, which appears in the October 31, 2004 Annual Report to Shareholders of Strong Cash Management Funds, relating to the financial statements and financial highlights of Strong Advantage Fund, Inc. (comprised of the Strong Ultra Short-Term Income Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 25, 2005